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                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Aspect Telecommunications Corporation on Form S-8 (File Numbers 33-36437, 33-36438, 33-39243, 33-69010, 33-50048, 33-94810, 333-07407, 333-24315,
333-38041, 333-57545 and 333-53195) of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 25, 1998, on our audits of the financial statements of Voicetek Corporation as of December 31, 1997 and 1996, and for each of the two years in the period ended December 31, 1997, which report is included in this filing on Form 8-K.


PRICEWATERHOUSECOOPERS LLP

/s/ PRICEWATERHOUSECOOPERS LLP


Boston, Massachusetts
July 20, 1998